SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2006

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-29092	54-1708481
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

7901 Jones Branch Drive, Suite 900, McLean, VA 22102

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (703) 902-2800

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On June 22, 2006, PRIMUS Telecommunications Group, Incorporated (NASDAQ: PRTL), an integrated communications services provider, announced that at its Annual Meeting of Stockholders held earlier this week the Company’s Stockholders approved the following proposals : (1) the election of David Hershberg and Pradman Kaul to serve as Directors of the Company for a three year term expiring at the 2009 Annual Meeting of Stockholders; (2) the authorization of an amendment to the Company’s Certificate of Incorporation to effect a one-for-ten reverse stock split; and (3) the authorization of an amendment of the Company’s Certificate of Incorporation allowing an increase of authorized Common Stock from 150,000,000 to 300,000,000. As explained in the proxy materials that were sent to Stockholders, since both the reverse stock split and increase in authorized shares were approved by the Stockholders, the Company’s Board of Directors is authorized to implement one of these two proposals, in its discretion, without further approval or authorization of the Stockholders. No determination has yet been made by the Board of Directors with respect to the implementation of either proposal.

The Company also announced that it has received notice that an oral hearing for its appeal of the Nasdaq Listing Qualification Staff’s determination to delist the Company’s Common Stock from the Nasdaq Capital Market is scheduled for July 20, 2006 before a Listing Qualifications Panel. Pending a final written decision by the Panel, the Company’s Common Stock will continue to trade on the Nasdaq Capital Market. There can be no assurance that the Panel will grant the Company’s request for continued listing on the Nasdaq Capital Market.

Item 9.01. Financial Statements and Exhibits.

(a) and (b) Not applicable.

(c) Exhibits.

Exhibit No.	Description
99.1	Press release dated June 22, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMUS TELECOMMUNICATION GROUP, INCORPORATED

Dated: June 26, 2006	By:	/s/ Thomas R. Kloster
Thomas R. Kloster
Chief Financial Officer (Principal Financial Officer)